Exhibit (g)(2)

INVESTMENT MANAGEMENT AGREEMENT

Stone Ridge Reinsurance Risk Premium Interval Sub Fund Ltd

This INVESTMENT MANAGEMENT AGREEMENT, dated and effective as of April 20, 2017 (the “Agreement”), is by and between Stone Ridge Asset Management LLC, a Delaware limited liability company (the “Investment Manager”) and Stone Ridge Reinsurance Risk Premium Interval Sub Fund Ltd (“Reinsurance Risk Premium Interval Sub Fund” or the “Fund”), a Cayman Islands exempted company and a wholly-owned subsidiary of Stone Ridge Reinsurance Risk Premium Interval Fund (“Reinsurance Risk Premium Interval Fund”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and a series of Stone Ridge Trust II, a Delaware statutory trust. The purpose of Reinsurance Risk Premium Interval Sub Fund is to facilitate the implementation of Reinsurance Risk Premium Interval Fund’s investment strategies.

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Fund appoints the Investment Manager as investment adviser with respect to the Fund’s assets for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

2.	Authority and Duties of the Investment Manager.

(a)

The Investment Manager, or an affiliate of the Investment Manager (“Investment Manager Affiliate”), to the extent permitted by applicable laws, rules, and regulatory interpretations, agrees to furnish continuously an investment program for the Fund. In this regard the Investment Manager will manage the investment and reinvestment of the Fund’s assets, determine what investments will be purchased, held, sold, or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and continuously review, supervise and administer the investment program of the Fund.

The Fund constitutes and appoints the Investment Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place, and stead, to make, execute, sign, acknowledge, and deliver all subscription and other agreements, contracts, and undertakings on behalf of the Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling, and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Investment Company Act, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief.

The Fund may delegate to the Investment Manager, subject to revocation at the discretion of its Board, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Investment Manager. Notwithstanding such delegation, with respect to securities issued by an investment vehicle or fund in which the Fund may invest in the future and that is managed by the Investment Manager, or an Investment Manager Affiliate, the Fund will reserve the right, and will not delegate responsibility to the Investment Manager, to vote any proxies relating to such securities, pursuant to applicable law including the Investment Company Act.

(b)

The Investment Manager agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board of Directors of the Fund and in accordance with the terms hereof, the Fund’s Memorandum and Articles of Association, as amended, the investment objectives, policies, guidelines, and restrictions of Reinsurance Risk Premium Interval Fund, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and any policies determined by the Fund’s Board of Directors, all as from time to time in effect. In managing the Fund’s portfolio, the Investment Manager will not take any actions with respect to the Fund’s assets that would cause Stone Ridge Trust II or Reinsurance Risk Premium Interval Fund to violate any provisions of the Investment Company Act applicable to Stone Ridge Trust II or Reinsurance Risk Premium Interval Fund.

(c)

Subject to the prior approval of a majority of the Trustees of Reinsurance Risk Premium Interval Fund, including a majority of the Trustees who are not “interested persons” of Reinsurance Risk Premium Interval Fund and, to the extent that would be required by the Investment Company Act if the Fund were registered under the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order, or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Reinsurance Risk Premium Interval Fund, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser (provided that the Fund will remain responsible for its own expenses, as described in Section 4 below), and no delegation will relieve the Investment Manager of any of its obligations under this Agreement. The Investment Manager agrees that it will not exercise investment power with respect to any investments in equity securities, including any equity securities within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934, as amended, made on the Fund’s behalf by any sub-adviser retained by the Investment Manager in accordance with this Section 2(c).

3.	Fees

The Fund will pay to the Investment Manager, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager hereunder, a management fee (“Management Fee”). The Management Fee is accrued daily and payable monthly. The Management Fee is calculated at the annual rate of 2.00% of the Fund’s average daily net assets. In the event the Investment Manager is not acting as such for an entire month, the Management Fee payable by the Fund for the month shall be prorated to reflect the portion of the month in which the Investment Manager is acting as such under this Agreement. For the avoidance of doubt, the Investment Manager may, within its discretion, waive and/or otherwise limit any portion of its fees for any time period and may recoup such waived fees in subsequent periods as may be disclosed to shareholders and approved by the Board from time to time.

4.	Expenses.

(a)

Other than as specifically indicated in this Agreement, the Investment Manager shall not be required to pay any expenses of the Fund. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office, and administrative expenses, depreciation and amortization, and auditing expenses); provided, however, that the Fund, and not the Investment Manager, shall bear travel expenses (or an appropriate portion thereof) of its Directors or Fund officers who are partners, directors, trustees, or employees of the Investment Manager to the extent that such expenses relate to attendance at meetings of the Board or any committees thereof or advisers thereto; further provided, however, that if the Fund appoints a chief compliance officer, the Fund may bear all or a portion of the expenses related to the Fund’s chief compliance officer, as may be approved by the Board from time to time. The Fund is not responsible for the overhead expenses of the Investment Manager.

(b)

The Fund will bear all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund. The Fund will bear all of its own expenses, including, but not limited to, ordinary administrative and operating expenses, including all expenses associated with the pricing of Fund assets; risk management expenses; ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for the Fund’s account (including brokerage, clearing, and settlement costs), custodial costs, and interest charges; professional fees (including, without limitation, expenses of consultants, experts, and specialists); fees and expenses in connection with repurchase offers and any repurchases or redemptions of Fund shares of beneficial interest; compensation of members of the Fund’s Board of Directors who are not directors, officers or employees of the Investment Manager or of any “affiliated person” (other than a registered investment company) of the Investment Manager; legal expenses; accounting and auditing expenses incurred in preparing, printing, and delivering all reports (including such expenses incurred in connection with any Fund document) and tax information for shareholders and regulatory authorities; and all filing costs, fees, travel expenses and any other expenses which are directly related to the investment of the Fund’s assets. The Fund will pay any extraordinary expenses it may incur, including any litigation expenses. Nothing in this paragraph 4(b) shall limit the generality of the first sentence of paragraph 4(a) of this Agreement. As used in this Agreement, the term “affiliated person” has the meaning set forth in the Investment Company Act.

(c)

The Investment Manager will place orders either directly with the issuer or with brokers or dealers selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders, the Investment Manager will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Investment Manager, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and/or to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Investment Manager, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law, in each case, as if the Fund was registered under the Investment Company Act.

5.	Other Activities and Investments.

(a)

The Investment Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)

The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Manager invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Investment Manager may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Investment Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section 5 shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)

It is understood that any of the shareholders, Directors, officers, and employees of the Fund may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in the Fund. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

6.	Reports and Other Information.

(a)

The Fund and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Manager further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser as the Fund may reasonably request.

(b)

Any records that would be required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act if the Fund were registered under the Investment Company Act will be prepared or maintained by the Investment Manager (or any sub-adviser or administrator) on behalf of the Fund. These records are the property of the Fund and will be surrendered promptly to the Fund on request. The Investment Manager further agrees to preserve these records for the periods prescribed in Rule 31a-2 under the Investment Company Act.

7.	Scope of Liability; Indemnification.

(a)

In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Investment Manager and any Investment Manager Affiliate, or reckless disregard of its obligations and duties hereunder, the Investment Manager and any Investment Manager Affiliate shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, the Investment Manager Affiliate, their affiliates and any of their respective partners, members, directors, officers, employees, or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs, and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s or Investment Manager Affiliate’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by either (A) the vote of a majority of the Trustees of Reinsurance Risk Premium Interval Fund who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Trustees of Reinsurance Risk Premium Interval Fund, further provided that such counsel’s determination be written and provided to the Board.

(b)

Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

8.	Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate, or represent the Fund.

9.	Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and

(a)

unless otherwise terminated, this Agreement shall continue in effect with respect to the Fund for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of

Reinsurance Risk Premium Interval Fund or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board of Trustees of Reinsurance Risk Premium Interval Fund who are not “interested persons” of the Fund, Reinsurance Risk Premium Interval Fund, or the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval;

(b)

this Agreement may at any time be terminated with respect to the Fund on sixty days’ written notice to the Investment Manager either by vote of (i) the Board of Directors of the Fund; (ii) the Board of Trustees of Reinsurance Risk Premium Interval Fund; or (iii) a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Investment Manager with respect to the Fund on sixty days’ written notice to the Fund.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

10.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act as if the Fund was registered under the Investment Company Act.

11.	Use of the Name “Stone Ridge.”

The Fund acknowledges that, as between the Fund and the Investment Manager, the Investment Manager owns and controls the term “Stone Ridge.” The Investment Manager grants to the Fund a royalty-free, non-exclusive license to use the name “Stone Ridge” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement with respect to the Fund, be terminated by the Investment Manager, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Directors or shareholders) to change its name and to discontinue any further use of the name “Stone Ridge” in the name of the Fund or otherwise. The name “Stone Ridge” may be used or licensed by the Investment Manager in connection with any of its activities, or licensed by the Investment Manager to any other party.

12.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery, or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.

13.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

14.	Fund Obligations.

This Agreement is executed on behalf of the Fund by an authorized signatory, and the obligations created hereby are not binding on any of the shareholders, Directors, employees, or agents, whether past, present, or future, of the Fund individually, but bind only the assets and property of the Fund.

15.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH POOLS WHOSE PARTICIPANTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS, AN OFFERING MEMORANDUM FOR THIS POOL IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A POOL OR UPON THE ADEQUACY OR ACCURACY OF AN OFFERING MEMORANDUM. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS OFFERING OR ANY OFFERING MEMORANDUM FOR THIS POOL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STONE RIDGE ASSET MANAGEMENT LLC

By:	/s/ Ross Stevens
	Name:	Ross Stevens
	Title:	Managing Member

STONE RIDGE REINSURANCE RISK PREMIUM
INTERVAL SUB FUND LTD

By:	/s/ Ross Stevens
	Name:	Ross Stevens
	Title:	Director